CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 3, 2009, with respect to the consolidated financial statements of Adira Energy Corp. as at and for the period ended April 30, 2009 included in this Shell Company Report on Form 20-F, filed with the U.S. Securities and Exchange Commission.

“De Visser Gray LLP”

Chartered Accountants
Vancouver, BC, Canada
September 4, 2009